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WAFD and LBC Merger Announcement Call

November 14, 2022 || 5:30am PT

PRESENTATION

Operator

Good morning, and welcome to the Washington Federal Inc. and the Luther Burbank Corporation Merger Announcement Conference Call. (Operator Instructions) Before we begin, with Washington Federal Inc. and Luther Burbank Corporation would like to note that there is a slide presentation summarizing the proposed transaction that management will be speaking to. A copy of this presentation can be downloaded from the webcast or can be found on each organization's Investor Relations page.

Within the presentation and press release that the parties jointly released in advance of this call, the parties have cautionary statements regarding forward-looking comments and they encourage you to read those. Notably, annualized pro forma and estimated figures and projections presented today are forecasts and may not reflect actual results.

At this time, I would like to introduce Brad Goode, Chief Marketing Officer and Director of Investor Relations for WaFd Bank to begin the conference call.

Brad Goode Washington Federal, Inc. - Chief of Communications, Marketing & Community Relations and Senior VP

Thank you very much, Keith. Well, good morning, everybody, and thank you for joining us today on our joint Washington Federal, Inc. and Luther Burbank Corporation conference call. Last night, our companies jointly issued a press release announcing our planned combination. We have also prepared a slide presentation, which we will refer to during today's discussion. Both sets of materials have been posted on our respective websites, wafdbank.com and lutherburbanksavings.com in the Investor Relations sections.

With me today are Brent Beardall, President and Chief Executive Officer of WaFd; Vince Beatty, Chief Financial Officer of WaFd; Kelli Holz, the incoming Chief Financial Officer of WaFd; Simone Lagomarsino, President and Chief Executive Officer of Luther Burbank Corporation; and Laura Tarantino, Chief Financial Officer of Luther Burbank Corporation.

Following our prepared remarks here, we will take questions from our research analysts. If you are not a research analyst and have questions, please contact myself or Brad Satenberg, as noted in the press release. We'd appreciate that.

I will now turn the call over to Brent Beardall, President and CEO of WaFd Bank. Brent, good morning.

Brent J. Beardall Washington Federal, Inc. - President, CEO & Vice Chairman

Good morning, Brad, and thank you to everyone for joining us this morning on such short notice and at such an early hour. We appreciate it. We are excited to share the details of what we believe is a unique opportunity to drive shareholder value and do it in a relatively low-risk way. Last night, with unanimous support of our respective Boards of Directors, Washington Federal Inc. and Luther Burbank announced that we have entered into an agreement to combine our companies. This will fill out what many have seen as a hole in our footprint by entering the California market with the acquisition of Luther Burbank. After the merger is complete, the pro forma WaFd Bank will have a highly desirable footprint stretching from Seattle, Washington down to Austin, Texas, and we will be positioned for organic growth going forward.

Historically, when asked about California, we would say we were not interested. The rationale was our skepticism of finding the right partner, efficient scale and with the right credit culture and values that aligned with WaFd Bank. Additionally, we were skeptical of the high cost of doing business in California. I am pleased to report that we are convinced we found the right partner with Simone and her team at Luther Burbank, which we believe have shown us how we can mitigate our previous concerns.

We think we have built a culture of caring at WaFd, caring for our clients, our employees, communities and shareholders. We see the same culture and value at Luther Burbank, and this stems from the leadership of Vic Trione who founded the bank almost 40 years ago, and Simone Lagomarsino, who is one of the best examples of servant leadership I have ever witnessed. We strongly believe that one can and should be purpose-driven and earn a reasonable return for our shareholders. These objectives are not mutually exclusive. What we found in Luther Burbank is an organization that looks a lot like WaFd was 10 years ago: an extremely efficient thrift with limited product offerings and technology, phenomenal asset quality, and that is not hyperbole, but a meaningful amount of interest rate risk.

They have followed the thrift model of funding longer-duration assets, multifamily and single-family mortgage loans with shorter-duration higher cost deposits. Their liability-sensitive balance sheet contrasts with our asset-sensitive balance sheet today. But as we will explain in greater detail, the alignment of our respective organization's culture, credit profile and steadfast commitment to and reputations in the communities we serve make this combination compelling.

Let me be clear. We have a very good understanding of interest rate risk in this transaction and firmly believe the purchase price fully reflects this risk. As most of you know, during our 105-year history at WaFd, we tend to be long-term focused, and we believe the combination with Luther Burbank provides a unique opportunity to enter the California market at the right time with the right partner and at the right price, creating long-term value for our collective shareholders.

Before we get into the details of the transaction, I would like to ask Simone Lagomarsino, CEO of Luther Burbank, to share her perspective on this transaction.

Simone F. Lagomarsino Luther Burbank Corporation - CEO, President & Director

Thank you, Brent. And on behalf of our Board of Directors of Luther Burbank Corporation who voted unanimously in favor of this transaction, we at Luther Burbank are extremely excited about this strategic partnership. WaFd is very strong and it's a well-run organization under the leadership of Brent Beardall, and we believe that this merger will create an even stronger regional bank that will be among the top 10 regional banks in the western United States, with one of the strongest capital positions among its peer group.

I agree fully with Brent's observations regarding the distinguishing characteristics of our respective organization's balance sheets and our strong alignment from a cultural credit and community commitment perspective. This merger will be -- will allow WaFd to enter into California, which, as we know, is the fifth largest economy in the world on a stand-alone basis. And WaFd's doing it in a meaningful way, filling in the footprint for WaFd in the western region. And since they're not in California, they've indicated that they intend to keep all of our branches and many of our employees.

The California deposit base will be the second-largest deposit base behind the deposits in the state of Washington, among the 9 states that WaFd will operate in. WaFd has a diversified balance sheet, which will benefit Luther Burbank's shareholders, and the extremely strong credit quality of Luther Burbank's portfolio will benefit and make the strong credit quality of WaFd's portfolio even stronger. Also, Luther Burbank is proud of our outstanding CRA rating, which is largely due to being in our communities and being active and our focus on affordable housing.

40% of our loan portfolio is in low to moderate income areas, and 55% of our multifamily portfolio is in low and moderate income areas. And we are proud to be merging with WaFd because they're interested in continuing this commitment to the communities and providing lending for affordable housing. Most importantly, the cultures and values of both organizations are aligned from the way we treat our customers, our focus on asset quality, our efficient operations and our demonstrated commitment to our employees. Both organizations have many long-term employees, some of whom have been with the respective banks for multiple decades.

Finally, people may be wondering about the views of our Chairman and Founder, Victor Trione. As I mentioned earlier, our Board voted unanimously in favor of this, and Mr. Trione has entered into an agreement that indicates that he will not sell more than 1/3 of his shares in any year in the first 3 years after the close of the merger. And with that, I will turn it back over to you, Brent.

Brent J. Beardall Washington Federal, Inc. - President, CEO & Vice Chairman

Thank you, Simone. We are very excited and appreciative of the opportunity to work with you and your team. Some of the statistics you just mentioned are fantastic. We especially appreciate how serious Luther Burbank takes its commitment to the community and its outstanding CRA rating.

We will not go through the slide deck page by page. But as Brad mentioned earlier, it is posted on our respective websites and attached to this webcast. But I will touch on a few key items. Please turn to Page 5. On Page 5, you can see it describes our view of the strategic rationale for the transaction and the attractive financial metrics that I described in my introduction. Page 6 describes WaFd's tech strategy and how we anticipate leveraging that technology to benefit the integration and the growth of Luther Burbank. I cannot emphasize enough how important that tech strategy is. We believe we have learned a lot in the last 10 years about how to transition a thrift towards a commercial bank balance sheet, and technology is a key point in that transition, and we believe that will accelerate the transition we'll be able to transform Luther Burbank.

It is interesting to note that as of today, even before WaFd has a presence in the state of California, 12% of the visitors to our website are from California. Our goal is to deliver technology to our clients that makes their banking easy, reliable and fast, and we welcome the chance to upgrade the technology for Luther Burbank's clients.

Skipping to Page 8. Through our extensive due diligence of Luther Burbank, we are completely comfortable with the loan yields being priced accordingly on a risk-adjusted basis. They have excellent credit. I would even say their credit is pristine. The upside of this transaction, frankly, is not on the loan side of the balance sheet, it's on the liability side, which we will touch on a bit later.

Before we do that, I want to move to Page 11 and remind everyone of our own evolution on sources of funds from a traditional thrift funding base to what we have transformed into today. This was quite gratifying looking back over time. If you look back since 2007, our compounded annual growth rate on non-maturity deposits is an impressive 16.1%. If you think about WaFd 10 or 15 years ago, we looked a lot like Luther Burbank does today. That's why we are so excited about the opportunity to help transform their funding base to look more like ours. Our recent 26% improvement in our net interest margin from 2.88% to 3.64% over the last year, as the Fed increased interest rates by 300 basis points, is evidence of the progress we have made. And as Kelli will remind you in a minute, none of that potential transformation is factored into our modeling.

Next, I'll turn to Page 13 and highlight again how well this transaction works with our pro forma company size of $29 billion, the day 1 accretion to tangible book value per share, the 7.9% accretion to forward earnings per share and the accretion to our CET1 ratio. CET1 is modeled to increase 26 basis points with this transaction. Let me also call out that the accretion to tangible book value is negligible, but it is positive, which is meaningful, given the interest rate environment we're in today. Importantly, we are only the second transaction in the last 5 years in this size range to announce accretion to all 3 of those metrics.

Page 17 provides a detailed list of the 34 deals between $500 million and $1 billion in deal size over the last 5 years, and ours is only the second to check those 3 important boxes, tangible book value accretion, EPS accretion and CET1 accretion. In these last several quarters, we have found that investors are particularly interested in tangible book value growth as a differentiator. We worked hard over the last year to have tangible book value grow by 9.5%, and we did not want to take a step backwards.

We also point out here on Page 13 the strong pro forma capital ratios at closing. And later on in the deck, we will show you a sensitivity analysis to various interest rate marks beyond what we have modeled already into the transaction, and why even in a more stressed interest rate environment, we will have healthy capital ratios. Now with that, let me turn it over to Kelli Holz, our incoming CFO, to review the details of the transaction and assumptions we are using in our model.

Kelli J. Holz Washington Federal, Inc. - Senior VP & Chief Risk Officer

Thank you, Brent. As you can see on Slide 14, we've included a summary of the transaction with Luther Burbank's shareholders to receive a fixed 0.3353 shares of WaFd stock for each share of Luther Burbank stock. The pro forma ownership for Luther Burbank and the combined company will be roughly 21%. We will be expanding our Board of Directors by 2 seats for directors coming from Luther Burbank.

Moving to Page 15. We first want to remind everyone that we are a September 30 fiscal year-end, and every annual reference made here is for the WaFd's fiscal year. For our earnings, we are using consensus Street estimates. However, for Luther Burbank earnings, we are discounting consensus Street estimates by 30%. This is primarily due to conservatism, knowing today's volatile interest rate environment and their liability-sensitive balance sheet, which may result in further margin compression.

I think all of you know that WaFd has never provided earnings guidance in the past, and we do not plan on doing that going forward. Rather, we are using consensus rate estimates and then making what we believe are conservative adjustments. We are also using 25% cost savings on Luther Burbank's consensus noninterest expense. This level of expense savings leaves substantial room to grow commercial teams, where the focus will be on treasury management opportunities.

As we expected, we are assuming a credit mark equal to their reserves as we have -- we found nothing in due diligence that would suggest needing an additional mark. The interest rate marks, however, are sizable, as you would expect. We lay out the detail of the various interest rate marks on this slide. While we didn't model any revenue synergies, we believe there are plenty of opportunities to generate incremental margin improvement on the Luther Burbank balance sheet.

On Page 16, we are showing an illustration of the impact to our pro forma capital ratios would be if the interest rate mark on the Luther Burbank balance sheet got substantially worse. As you will see, even with doubling the rate mark on the loan portfolio, we would still have very healthy pro forma capital ratios. And with that, I will turn it over to Vince.

Vincent L. Beatty Washington Federal, Inc. - Executive VP & CFO

Thank you, Kelli. Good morning. I'm very happy to be here with you this morning, and I'd like to take this opportunity to discuss 2 very important subjects, capital and liquidity. For those of you who have followed WaFd for years, you've seen the deliberate progress that we've made managing our capital stack. Over the last 10 years, we repurchased about 47 million shares, taking total shares outstanding from 112 million in 2012 down to 65 million today.

We've been transparent that at this point in the cycle, we believe our primary constraint to growth is capital, specifically common equity Tier 1 capital. This proposed transaction is accretive to CET1, which today stands at 9.8%. We believe that after the transaction closes, the CET1 ratio for the combined company will be almost 10.7%. It is not often that you have the opportunity to grow your balance sheet by $8 billion while meaningfully adding room for growth to your constraining capital measure. Not only does this give us additional scale and an entry to California right up front, it also gives us additional options going forward, whether that's for more organic growth or the capacity for some opportunistic share repurchases. This is a very exciting dimension to this combination.

The other point I want to cover this morning is liquidity. Today, WaFd has a total loan-to-deposit ratio of 101%, and Luther Burbank has a loan-to-deposit ratio of 118%. Combined, the pro forma bank will have a loan-to-deposit ratio of 105%. While we acknowledge this is a long-term challenge and a key opportunity, we believe that we will be able to focus on this and address it as we work to grow low-cost deposits. And we are very comfortable with the combined banks' ample liquidity resources. These include multiple different wholesale channels, deep and reliable borrowing alternatives and a significant branch network to grow deposits.

I share Kelli and Brent's enthusiasm about this fantastic transaction. Now back to Brent.

Brent J. Beardall Washington Federal, Inc. - President, CEO & Vice Chairman

Thank you, Vince. Thank you, Kelli. Now let me address the regulatory matters. We are all well aware of how long bank merger applications have been taking recently, but we are optimistic that we are strongly positioned with this merger. Our optimism stems from 3 factors: first, Luther Burbank's outstanding CRA rating, which we mentioned, and proven track record in lending to low and moderate income areas; second, our portfolio lending models for both institutions; and third, the lack of overlap, meaning we do not believe we will be required to divest of any deposits or branches.

We can definitively state this morning that we will not be closing any of Luther Burbank's branches. We believe Luther Burbank has great bankers that can and will make WaFd stronger, and we are planning on making additions to support our back office teams as a result of this merger, which is why we have modeled in only 25% cost savings.

From an operations and leadership perspective, we will operate California as a stand-alone region, with a regional president likely coming from the Luther Burbank leadership team. Additionally, we will select division managers for both the retail and commercial banking teams, similar to how WaFd operates throughout its footprint today. Over time, as we grow our market share, we can see California having multiple regions.

As an aside, entering the California market is kind of a homecoming for me personally. I was born and raised in California for 18 years. Already in the last 12 hours since we've made this announcement, I've had multiple current WaFd bankers reach out to me expressing their enthusiasm for this opportunity. Why? For the reasons we have discussed this morning about alignment and culture, but also importantly, we currently do not bank clients out of California. And for many of our bankers, they have existing relationships in California so that is an additional opportunity for us, especially in this day and age of remote workforce.

Lastly, in terms of prepared remarks, we are approaching this with the mentality that we are stronger together. I truly believe that. As I said before, this is the right bank at the right time and the right price for WaFd to enter the California market. Our new and existing customers are going to have access to more and better products and services and technology. We are going to continue to invest in the communities in a meaningful way. Our employees are going to have expanded opportunities to grow within the larger organization, and our shareholders will benefit from the accelerated value creation through natural synergies.

With that, we would be pleased to open it up for your questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

And the first question comes from Matthew Clark with Piper Sandler.

Matthew Timothy Clark Piper Sandler & Co., Research Division - MD & Senior Research Analyst

First one for me, just on expenses. Want to get a better sense for the investments you're planning to make in California to build out the C&I platform. That's a platform that Luther -- legacy Luther Burbank didn't really have. I guess, again, investments and kind of expense, the magnitude of expenses you would expect from pursuing that strategy, assuming you do.

Brent J. Beardall Washington Federal, Inc. - President, CEO & Vice Chairman

Excellent. Thank you, Matthew, for the question, a very good question. I would say the investments we expect to make are twofold: first, we want to provide the tools to the team that's in place at Luther Burbank. We think Luther, as I mentioned, has some outstanding bankers, and we are excited to provide them the tools that WaFd has been working so hard to be able to really transform our balance sheet.

And that's all about treasury management systems. That's all about consumer, online banking. And so we think we have a unique opportunity to really accelerate their growth in these phases, if you will. The other thing is obviously teams. There will be opportunities for us to bring on other teams. In fact, I'm already having some reach out to us, and we will be very selective in terms of any teams we bring on to augment the Luther Burbank team and make sure they are the right people. Culture is everything. But we think we have a unique culture and a unique opportunity.

So I would say with a 25% cost savings model, there is a meaningful opportunity for us to make investments. We're not prepared to put a dollar figure on that. But as we mentioned earlier, we are not modeling in the upside of transforming their funding base. So as we transform that funding base, that will provide additional dollars. So I think we're being conservative on both the expense savings side as well as the revenue synergies.

Matthew Timothy Clark Piper Sandler & Co., Research Division - MD & Senior Research Analyst

Okay, great. And I think that's where I was headed on the deposit side. How do you transform that deposit base? I mean, do you just outgrow it? Because it's probably very difficult to change the behavior of those customers that are highly rate sensitive, and I think a little older. Is the plan just to outgrow that? And what's the appropriate contribution of CDs to your overall mix longer term?

Brent J. Beardall Washington Federal, Inc. - President, CEO & Vice Chairman

Yes. Certainly, we have a long and distinguished track record of experiencing -- dealing with CD clients. And CD clients are fantastic. We want their business. But what I'd say is we want all of their business. And right now, I don't think that's the case with Luther Burbank, where they're getting their full share of the wallet, if you will. So we believe by increasing the technology, the offerings, that we can go after that business.

Additionally, we think there's a business on the lending side with the multifamily borrowers where we can go after their depository accounts that traditionally has not been a strength. That's been an area where WaFd has been able to excel and we expect to be able to do the same. So it will be a combination of transforming the existing customer base but also reaching out to others in the marketplace.

And specifically, I found it very interesting that 12% of the people coming to wafd.com today are already from California. So I think everyone on this call understands the scope and the magnitude of the opportunity in California. And it's not lost on us that competition is intense down there. But we aren't shy about taking on the competition, and we truly believe that our product offering will differentiate us, especially when you combine it with the culture that we have.

Matthew Timothy Clark Piper Sandler & Co., Research Division - MD & Senior Research Analyst

Great. And then just on capital post-close, CET1 close to 10.7%, above your internal limit of 9.5%. What's your appetite to revisit share repurchase, assuming a weaker environment but maybe relatively stable economy?

Brent J. Beardall Washington Federal, Inc. - President, CEO & Vice Chairman

Yes, good question. And as Vince mentioned, one of the strengths of Washington Federal is our disciplined approach to managing capital. And certainly, this provides us more options. We love the idea of organic growth. Last year, you know, we grew our loan portfolio on a net basis by 17%, and this provides us opportunities to continue that higher-margin organic growth.

But if the opportunity is there for us to get back into the share repurchases, we believe buying ourselves is one of the least risky ways in terms of returning shareholder value. So over the years, we have a track record, I think, of being opportunistic and using share repurchases wisely, we would do the same going forward.

Matthew Timothy Clark Piper Sandler & Co., Research Division - MD & Senior Research Analyst

Okay. And then last one for me. On Luther Burbank's legacy debt that's out there, the sub debt and the senior debt, any plans for that upon closing or is that just going to remain out there?

Brent J. Beardall Washington Federal, Inc. - President, CEO & Vice Chairman

No, it will remain out there. And given where rates have gone, that's actually a valuable asset to us. So no plans at this point.

Operator

And the next question comes from Jeff Rulis with D.A. Davidson.

Jeffrey Allen Rulis D.A. Davidson & Co., Research Division - MD & Senior Research Analyst

Brent, I guess interested in the sort of the -- as the deal was put together, interested in how that came about and if the deal were auctioned or negotiated. And then the last piece of that would just be, if maybe Simone could comment on just why Luther Burbank is selling now and the impetus behind that.

Brent J. Beardall Washington Federal, Inc. - President, CEO & Vice Chairman

Sure. Simone, do you want to address that question?

Simone F. Lagomarsino Luther Burbank Corporation - CEO, President & Director

Sure. So your question on why Luther Burbank is selling now, I will say that we found a perfect partner in WaFd. And as we've talked about over this call, as Brent has said and we've said, it's just a perfect partnership when you have somebody like WaFd, who has taken a thrift organization and converted it over into a commercial bank with an asset-sensitive balance sheet. And so we -- Luther Burbank has been liability-sensitive. We've been very open about that on our -- in all of our public statements and documents. And so we think this is a great partnership and a great point in time to be working with WaFd and partnering and merging with them to create an even stronger organization going forward. Brent, back to you.

Brent J. Beardall Washington Federal, Inc. - President, CEO & Vice Chairman

Jeff, in terms of your question, in terms of process, we will respectfully decline to comment on that now and wait for the S-4, which will have full details in terms of the whole process.

Jeffrey Allen Rulis D.A. Davidson & Co., Research Division - MD & Senior Research Analyst

Okay, I appreciate it. The -- any upfront or near-term thoughts on sort of the high-cost deposits? Is there any upfront restructuring that you plan on? And then either Kelli or Vince, if you want to just talk about the impact to margin and rate sensitivity on a pro forma basis.

Brent J. Beardall Washington Federal, Inc. - President, CEO & Vice Chairman

Sure. So before we let Kelli or Vince talk about interest rate risk on a combined basis and margin, let me just say that we want to be very careful not to disenfranchise any of the customers from Luther Burbank. We're excited about those customers. And as I mentioned to Matthew, we want to do 2 things. We want to grow market share with our existing clients, get some of their low-cost deposits that may be at other institutions. And then we want to take the opportunity to aggressively seek new deposit customers from businesses, specifically within businesses that Luther Burbank does business with now, which is primarily multifamily.

These individuals and institutions typically have operating accounts, and we would love to be their primary bank for their operating accounts. So we will move slowly. We have a great deal of experience doing that at WaFd. But we think there's clearly opportunities to be able to, over time, to bring down the cost of funding at Luther Burbank. And with that, Vince, do you want to talk to us a little bit about margin and the pro forma interest rate risk?

Vincent L. Beatty Washington Federal, Inc. - Executive VP & CFO

Sure. The margin, I think, is one, Jeff, that we need to be a little bit careful about. I mean, we've obviously provided in our deck view of what the earnings will look like in the combined organization. And as you know, WaFd has never given forward earnings guidance so we'll kind of let that shake out. I'll just say there's no financial engineering in this deal. This deal is about as clean as they come. We don't have any short-term goals to come in and sell a bunch of assets on one side or the other or do anything like that. So it's fairly straightforward push together of the 2 organizations with the cost savings that you've seen to start off.

With respect to the interest rate risk, a similar thing. We aren't doing any restructuring. So if you just kind of look at the interest rate risk of the 2 organizations and weight them by the market value capital, you'd expect the combined organization to shift and to be a little bit -- probably very modestly liability-sensitive, something that should we -- depending upon where rates are and where the rate cycle is, I think we've shown that we are willing to make changes quickly to our interest rate risk profile as we did at the outset of the pandemic when we took down the $1 billion of interest of 10-year funding at 67 basis points.

So it will really depend after the merger is done what the rate environment looks like and where we want to put the interest rate profile of the combined bank. And we'll be very deliberate about it at that time, given what's going on with the shape of the curve in the markets.

Jeffrey Allen Rulis D.A. Davidson & Co., Research Division - MD & Senior Research Analyst

Yes, sure. One last one, if I could. Brent, just to kind of -- not to dredge up other past items but just to kind of talk about the -- this is the first deal since the sort of the BSA-related consent order and just kind of -- that could reflect on a very comfortable level with regulators that this is going to proceed. And I think you mentioned the Luther Burbank's CRA rating and the like. Just anything from a regulatory standpoint you'd like to kind of highlight as far as some past hurdles but where we sit today.

Brent J. Beardall Washington Federal, Inc. - President, CEO & Vice Chairman

Yes. Obviously, I do not want to speak for the regulators. We look forward to completing this application, speaking with them. But obviously, Simone and myself and our management team, I think we have a strong case to be made. Historically, some of the challenges have been around not only for us but for others around CRA, around BSA and then also branch overlap. And if we look at those 3 potential obstacles and think we are well situated on all 3. So as I said, we believe we have reason to be optimistic that this is a transaction that could be sooner than other transactions in the marketplace. But again, we can't speak for the regulators and respect the process that they need to go through. But we feel very well situated with that.

And let me just kind of go back to the interest rate risk that Vince talked about a little bit there. Clearly, as everyone has seen with WaFd, the trend is our friend in terms of margin. And we have seen a meaningful margin expansion, which has been a wonderful thing. And clearly, with the Fed continuing to increase interest rates, we think that trend will continue for the near term. So that is a wonderful thing.

Then to Vince's point, by the time this transaction closes, which we're looking at the middle of next year is kind of what we're believing at this point, it will depend where interest rates are at that time. And what we want to do, where we want to continue with a slightly liability-sensitive balance sheet or do we want to take steps in terms of financial engineering to move that back to asset-sensitive. I think what you can count on us to do is take the long-term view and do what we think is best. And hopefully, we have a pretty strong track record of doing that.

Operator

And the next question comes from Kelly Motta with KBW.

Kelly Ann Motta Keefe, Bruyette, & Woods, Inc., Research Division - Associate

Congratulations on the transaction. Maybe we could talk about just like the longer-term strategic focus of making the transition to a more commercial-oriented bank. At WaFd, this has taken about 10 to 15 years. Like how should we be thinking about this strategic focus and kind of the shifts that you're undertaking here, as well as it sounds like you're leading more with treasury management and C&I side of things rather than necessarily slowing things on the Luther Burbank side. But interested in hearing kind of how you're going to lead that as you close this transaction in California.

Brent J. Beardall Washington Federal, Inc. - President, CEO & Vice Chairman

Yes. Kelly, good morning and thank you. Very good question. And we have been very deliberate in terms of our own shift at WaFd from a thrift towards a commercial bank, and it has taken many years. And one of the things being with an institution that's been around 105 years, that you want to make sure that you don't take any undue short-term risks. And we believe we know how to do that. We think it is now a core competency of us in the bank.

And what you have to be most careful of as you transition is not to take undue credit risk. And that's one of the things that, hopefully, we had demonstrated in spades at WaFd. As you know, we're on 9 consecutive years of net recoveries as we have transformed both the liability and asset side of our balance sheet to a commercial bank. And the question is always why. Why do you want to transform from a thrift model to a commercial bank balance sheet? And that's because of interest rate risk. And I don't think we want to be in a position of betting on interest rates going in one direction or another in terms of profitability. We want to be well profitable in both a rising interest rate environment and a falling interest rate environment.

And we think the attributes of a commercial bank do that for us. And we can see the merits of that at WaFd and what we've been able to do. And I think that's one of the attractions of Luther Burbank to WaFd is we have now proven that we can do that, and we can -- we believe we have the playbook, if you will, to be able to do that at Luther Burbank. And a key component of that playbook is the technology that we will bring to bear and the focus on the commercial businesses that bring the treasury management-related revenues, treasury management and importantly, the low-cost deposits that come with that.

So we are excited to work with the teams at Luther Burbank to expand their product set and knowledge. Frankly, Simone tells me they have employees that are asking for those additional products. And this was a way for them to accelerate getting those products into the hands of their employees. But we think the potential of California in terms of the long-term evolution of WaFd into a commercial bank only cements what we have done and gives us greater opportunities. As I mentioned, we have bankers today that are absolutely excited at the prospect because on Friday, if they called us and they had a client that they've worked with in the past that was in California, the answer was, "No, thank you. We're not in California." And now with this opportunity, we'll be able to go after existing client relationships, both with our bankers and at Luther Burbank.

So hopefully, that answers your question. But clearly, there's a reason that we chose this transaction. We, from a WaFd perspective, are doing quite well, we thought, from the organic growth. So it has to be a very high bar to enter back into the mergers and acquisitions. And we think we have found the right partner at the right time and at the right price.

Kelly Ann Motta Keefe, Bruyette, & Woods, Inc., Research Division - Associate

Got it. That's very helpful. Next on kind of the growth rate and potential constraints, if any there. I appreciate that you've said in the past that capital has been, and CET1 is the more constraining than loan to deposits and liquidity is. This transaction does push you up more towards the 105% loan-to-deposit ratio. Does this at all change your kind of longer-term growth trajectory? And is there any way you could speak to how that shifts your growth profile, if at all?

Brent J. Beardall Washington Federal, Inc. - President, CEO & Vice Chairman

Sure. I would say, if anything, it bolsters our longer-term growth possibilities because of the capital, as you mentioned. We have always said, ideally, if conditions warrant it, we would love to grow in the 8% to 12% range. There will be years that we outgrow that. This last year was a perfect example where we grew loans outstanding, I think, 17% year-over-year. But we think this opportunity with Luther Burbank just bolsters our long-term sentiment that we can grow organically at an 8% to 12% rate. And we think it improves those odds, quite frankly, because of the market that it opens up to and also the additional capital it provides day 1. It is not very often, as Vince mentioned, that you're able to acquire $8 billion of pristine assets and grow your capital on day 1, and that's exactly what this allows us to do.

And your point is spot-on in terms of loan-to-deposit ratio. That is both a challenge and an opportunity for us, but it's a challenge that we look forward to working through. And we have a substantial amount of resources to be able to fund loan growth even if it is not through deposits. And while we're on the higher end of the spectrum compared to our peers, I actually take that as a compliment because we've been out there growing market share when many of our peers were pulling back during the Great Recession. And I think that's true for both Luther Burbank and WaFd. So I view that as a first-world problem and an opportunity for us to address over the medium to long term.

Kelly Ann Motta Keefe, Bruyette, & Woods, Inc., Research Division - Associate

Got it. That's helpful. I was hoping to also ask about just a clarification. I appreciate what you had said about Chairman Trione and the trading restrictions there. Just a point of clarification. I know he owns about, I think, 20% directly and the family, a much larger proportion. What -- can you specify what those comments were specifically addressing, whether that's his direct portion or kind of the larger family ownership?

Brent J. Beardall Washington Federal, Inc. - President, CEO & Vice Chairman

Yes. Good question. I would like Simone to address that.

Simone F. Lagomarsino Luther Burbank Corporation - CEO, President & Director

So yes, Kelly, thank you. And Vic, out of his family ownership, is the only one who is an insider, and so he's the only one who was aware of the transaction up -- prior to our announcement, and he is the one who personally signed the agreement on behalf of his personal shares and in his trust. So just thank you for asking about that clarification, and it is for his ownership only that we're talking about. And he's agreed to not sell more than 1/3 of his shares in any 1 year over the first 3 years after the close of the transaction.

Kelly Ann Motta Keefe, Bruyette, & Woods, Inc., Research Division - Associate

Last question for me. The 30% haircut on consensus estimate seems very in line with the conservative nature you guys have always shown. Where -- is this haircut entirely on NII? Is there some on expenses with originations slowing in higher rates and deferred fees coming back through expenses? Just trying to understand the 30% haircut.

Brent J. Beardall Washington Federal, Inc. - President, CEO & Vice Chairman

Yes. No, thank you. And we spend a lot of time thinking about this. And it's really hard, as you guys know, as analysts, it's really hard to predict the future. That's the reason that we don't give earnings guidance because we don't know exactly what rates are going to do. We don't know exactly what credit is going to do.

And so we looked at what consensus estimates were for Luther Burbank. And clearly, they've stated that they are liability-sensitive. And given the actions of the Fed, we thought it was appropriate to make that additional haircut. And from our perspective, it was purely net interest income-related. We think their expenses are very well managed and under control. So it's purely the margin where we thought there could be additional pressure.

Operator

And this concludes the question-and-answer session. I would like to return the call to Brent Beardall for any closing comments.

Brent J. Beardall Washington Federal, Inc. - President, CEO & Vice Chairman

Great. Thank you very much, Keith, and thank you all for your time this morning. Let me just conclude by saying at WaFd, we are always looking for unique opportunities in the market that will add meaningful long-term value to our franchise. Past examples include: in 2010, when we acquired Horizon Bank from the FDIC; our nearly $1.1 billion of PPP originations during the pandemic; the $1 billion of long-term fixed rate borrowings in March of 2020; and the January 2021 issuance of noncumulative perpetual preferred stock at a fixed rate of 4.875%.

We always challenge ourselves to try to step back and look past short-term turmoil to understand the long-term potential. All of that said, we are excited about this opportunity to partner with Luther Burbank and believe this all-stock transaction has aligned our mutual interests and has the potential to be the quintessential win-win for everyone involved. Thank you very much for joining us. We will make the transcript of this call available for -- on both websites within 2 days. Have a great morning. Thank you.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect your lines.